February 10, 2016	Exhibit 99.1

Bakken Resources, Inc. Provides Certain Additional Financial Data

Bakken Resources, Inc. (OTCQX: BKKN) (the “Company,” “Bakken,” “us,” or “we”) provides certain additional financial information for the third quarter of 2015, ended September 30, 2015, following its current report on Form 8-K and accompanying press release filed February 10, 2016.

Dan Anderson, the Company’s Chief Financial Officer, notes, “We are pleased to provide investors and the public with certain additional financial information while the independent investigator works to complete its investigation. Investors should still expect to see our 2014 annual report after completion of the investigation.”

CERTAIN COMPARATIVE FINANCIAL DATA

	Quarter Ended September 31
	2013*	2014**	2015**
Total Assets	3,263,848	9,181,215	7,163,108

Total Liabilities	653,217	1,917,488	694,287

Total Stockholder Equity	2,610,630	7,263,728	6,468,821

Revenue	2,404,160	1,461,322	705,446

Expenses	1,325,565	1,576,540	1,311,808

Gain of Sale of Assets	0	7,172,151	0

Loss on Impairment of Assets	0	0	0

Net Income	1,079,208	4,044,035	(425,478)

* Subject to Restatement
** Unaudited

The Company’s operating results are highly dependent upon production volumes and unit prices. Record oil and natural gas production brought a 21% increase in production compared to the first two quarters in 2014. However, the 60% drop in unit prices during 2015 to date has offset increased production volume. Operating expenses decreased approximately 18% in 2015, but weak revenue coupled with extraordinary expenses for an internal investigation of $431,000 and severance pay of $38,000 have undermined net income for a significant net loss of $425,478 for the quarter ended September 30, 2015.

Several key trends, including those below, continue to impact Bakken’s operating results.

●	Oil and natural gas production growth continued to decrease in 2015.
●	New well production decreased compared to 2014 due to the declination curve associated with new shale wells.
●	New well activity has also slowed as market conditions continued to weaken.
●	Unit prices continued to test recent lows during the reported period.
●	The Company’s average net royalty interest decreases when production comes from spacing units in which Bakken has a lower-than-average royalty interest, and also when production comes from formations in which Bakken has no royalty interest (e.g. the Three Forks Formation).

Professional fees were a significant portion of our operating expenses for the quarter ended September 30, 2015, and they consisted of the following three categories: (i) consultant fees of $105,041; (ii) legal investigation and litigation costs of $651,427; and (iii) other professional fees of $195,652. The final category includes all professional services that are neither legal nor consulting fees, such as accounting, auditing, and transfer agent services. The Company anticipates these fees will decrease substantially in 2016 as certain legal proceedings are expected to be resolved, as insurance reimbursements occur, and as high one-time fees unique to 2015 are not anticipated to recur in 2016. We expect our use of cash for operating expenses to continue at approximately $90,000 per month over the next twelve months, compared to $125,000 per month for the quarter ended September 30, 2015.

The company expects that its current cash position and cash flow will allow the company to internally fund operations for at least the next twelve months. External funding and joint ventures are currently not essential to operations, though the Company may utilize one or the other to increase operations or cover significant expense increases.

Overall production volume for the quarter ended September 30, 2015 was slightly down for oil and slightly up for natural gas compared to the first two quarters of 2014. Average oil and natural gas prices decreased in 2015 compared to highs from fiscal year 2014, which ranged from $97 to $39 per barrel. As unit prices fell, so did production in general, which further decreased revenues.

Since our first royalty payment in August 2011 through September 30, 2015, we have received royalty checks primarily from the production of 73 wells totaling roughly $12,091,877. Since our June 6, 2008 inception through September 30, 2015, we have also raised roughly $2,575,000 in net cash.

The Company expects to continue showing an operating income at least through the next six months. We are informed that an additional 37 wells are either in production or confidential status. We lack control over when we will receive royalty payments from additional wells.

We believe that existing capital and operations will sustain current operations through next fiscal year.

Our current acreage offers room to expand operations up to our current regulatory limit of 190 wells. We currently have 110 total wells, 73 of which are producing.

ABOUT BAKKEN RESOURCES, INC.

BAKKEN RESOURCES, INC. is an oil and gas company with activities currently focused on acquiring mineral leases in North Dakota, Montana and Idaho.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, as well as Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than those of historical facts are forward-looking statements. Such statements may pertain to projections of the Company’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production, and costs. They may also address plans and objectives of Company’s management for future operations. The Company typically associates forward-looking statements with words such as “expect,” “anticipate,” “estimate,” “project,” “strategy,” “intend,” “plan,” “target,” “should,” “goal,” “may,” “will,” and “believe.” Forward-looking statements may also be associated with stylistic variants of the terminology just listed.

In particular, express and implied statements concerning the Company’s future operating results and returns are forward-looking statements. Forward-looking statements are not guarantees of performance, and the Company makes no representation about the accuracy of any information presented or derived from any third party sites or information.

For further information please contact Karen Midtlyng, Corporate Secretary, (406) 442-9444.